Pricing Supplement Dated December 4, 2007 (To Prospectus dated July 2, 2007 and Prospectus Supplement dated October 25, 2007) THE BANK OF NEW YORK MELLON CORPORATION	Rule 424(b)(2) File Nos. 333-144261, 333-144261-01, 333-144261-02, 333-144261- 03, 333-144261-04, 333-144261-05, 333- 144261-06 and 333-144261-07.

Senior Medium-Term Notes Series G, U.S. $ Floating Rate

Senior Medium-Term Notes Series G

(U.S. $ Floating Rate)

Trade Date: December 4, 2007	Original Issue Date: December 7, 2007
Principal Amount: $50,000,000	Net Proceeds to Issuer: $49,990,000

Price to Public: 100.000%, plus accrued interest, if any, from December 7, 2007

Commission/Discount: 0.020%

Agent’s Capacity: ☒ Principal Basis ☐ Agency Basis

Maturity Date: December 7, 2009

Interest Payment Dates: Interest pays quarterly on the 7th day of March, June, September and December of each year, commencing March 7, 2008 and ending on maturity date (modified following, adjusted)

Interest Rate: 3-month LIBOR + 35 basis points

Initial Interest Rate: 3-month LIBOR + 35 basis points determined on the second London Banking Day preceding the Original Issue Date

Interest Reset Dates: Quarterly on the 7th day of March, June, September and December of each year, commencing March 7, 2008 (modified following, adjusted)

Interest Rate Basis: LIBOR (the designated LIBOR page shall be Reuters page LIBOR01 and the LIBOR currency shall be U.S. Dollars)

Index Maturity: 3-month

Spread: + 35 basis points

Interest Rate Determination Dates: The second London Banking Day preceding the related Interest Reset Date

Form:	☒	Book Entry
	☐	Certificated

Redemption:	☒	The Notes cannot be redeemed prior to maturity
	☐	The Notes may be redeemed prior to maturity

Repayment:	☒	The Notes cannot be repaid prior to maturity
	☐	The Notes can be repaid prior to maturity at the option of the holder of the Notes

Discount Note:	☐ Yes	☒ No

Defeasance: The defeasance and covenant defeasance provisions of the Senior Indenture described under “Description of Senior Debt Securities and Senior Subordinated Debt Securities – Legal Defeasance and Covenant Defeasance” in the Prospectus will apply to the Notes.

Plan of Distribution: The Notes described herein are being purchased, severally and not jointly, by each of the agents named in the below table (the “Agents”), each as principal, on the terms and conditions described in the Prospectus Supplement under the caption “Plan of Distribution of Medium-Term Notes.”

Agent	Aggregate Principal Amount of Notes to be Purchased
Lehman Brothers Inc.	$20,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$20,000,000
BNY Capital Markets, Inc.	$9,000,000
The Williams Capital Group, L.P.	$1,000,000

Total:	$50,000,000

The Notes offered hereby are to be fungible and consolidated with the $375,000,000 floating rate notes to be issued on December 7, 2007 as further described in the Pricing Supplement dated November 30, 2007 relating to such notes, thereby forming a single issue with such notes with an aggregate principal amount of $425,000,000.

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